For Immediate Release
May 6, 2021

Southwest Gas Holdings, Inc. Announces First Quarter 2021 Earnings
LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX) announced consolidated earnings of $2.03 per diluted share for the first quarter of 2021, a $0.72 increase from consolidated earnings of $1.31 per diluted share for the first quarter of 2020. Consolidated net income was $117.3 million for the first quarter of 2021, compared to consolidated net income of $72.5 million for the first quarter of 2020. The natural gas segment had net income of $118.7 million for the first quarter of 2021 compared to net income of $83.6 million for the first quarter of 2020, while the utility infrastructure services segment had a net loss of $859,000 in the first quarter of 2021 compared to a net loss of $10.2 million in the first quarter of 2020. Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period. Consolidated current-quarter results include $2.7 million, or $0.05 per share, in other income due to increases in the cash surrender value of company-owned life insurance (“COLI”) policies, while the prior-year quarter included a $15.5 million COLI-related loss, or $(0.28) per share.
Commenting on Southwest Gas Holdings’ performance, John P. Hester, President and Chief Executive Officer, said: “We are pleased with our first quarter financial results of $2.03 per diluted share. In our utility business, we’re realizing the rate relief from multiple concluded general rate cases; and impressively over the past year, Southwest’s Arizona, California, and Nevada territories have all experienced significant growth, driving increased demand for new homes, and natural gas service generally. The communities we serve are also rebounding from the restrictions placed on them throughout the pandemic. It is exciting to see restaurants, resorts, events, businesses, and family life flourishing again throughout our service territory.
“Our infrastructure services business also performed well, as we supported customers restoring their above-ground infrastructure and critical services following winter storms, particularly in Texas. Centuri stands poised and committed to help its regulated utility customers continue to build and modernize North America’s energy infrastructure that is necessary to efficiently, safely, and reliably address energy demand, affordability, and sustainability.”
For the twelve months ended March 31, 2021, consolidated net income was $277.1 million, or $4.89 per diluted share, compared to $191.7 million, or $3.50 per diluted share, for the twelve-month period ended March 31, 2020. The current twelve-month period includes a $27.4 million, or $0.48 per share, increase in the cash surrender values of COLI policies, while the prior-year period included a COLI-related loss of $5.7 million, or $(0.10) per share. Natural gas segment net income was $194.2 million in the current twelve-month period compared to $143.4 million in the prior-year period. Utility infrastructure services segment net income was $84.2 million in the current twelve-month period and $50.2 million in the prior-year period.

-more-

Natural Gas Operations Segment Results
First Quarter
Operating margin increased $24 million between quarters. Approximately $6 million of incremental margin was attributable to customer growth from 37,000 first-time meter sets during the last twelve months, while rate relief added approximately $18 million of margin. Offsetting these increases were impacts from a temporary moratorium (initiated by Southwest in March 2020) on late fees of $2.6 million, in addition to lower connection/re-connection charges as a result of the COVID-19 pandemic. Amounts returned to and collected from customers associated with regulatory account balances, as well as differences in miscellaneous revenue and margin from customers outside the decoupling mechanisms also impacted operating margin.
Operations and maintenance expense increased $3 million, or 3%, between quarters primarily due to an increase in the service-related component of employee pension cost and other benefits, increased expenditures for pipeline damage prevention programs, and increased legal claim-related costs, offset by lower training and travel costs. Depreciation and amortization increased $4 million, or 6%, between quarters due to a 7% increase in average gas plant in service. Taxes other than income taxes increased $4.3 million between quarters due to higher Arizona property taxes.
Other income improved $21.1 million between quarters primarily due to the increase in income from COLI policies. The current quarter reflects a $2.7 million increase in COLI policy cash surrender values, while the prior-year quarter reflected a $15.5 million decline in COLI policy cash surrender values. Additionally, the non-service-related components of employee pension and other postretirement benefits costs decreased $1.5 million between quarters. Net interest deductions decreased $2.9 million between quarters, primarily due to lower carrying costs on PGA balances and amortization of an interest-related regulatory balance in Arizona, as well as lower interest rates on variable-rate debt.
Income tax expense in both periods reflects that COLI results are recognized without tax consequences, and also reflects the amortization of excess accumulated deferred income tax (“EADIT”) balances.
Twelve Months to Date
Operating margin increased $34 million between the comparative twelve-month periods ending March 31, 2020 and 2021. Customer growth provided approximately $15 million, and combined rate relief provided approximately $24 million, of incremental operating margin. The pandemic-period moratorium on late fees ($7.3 million) and lower connection/re-connection charges offset the improvements. Regulatory account balance return and recoveries impacted both periods, in addition to margin from customers outside the decoupling mechanisms.
Operations and maintenance expense decreased $10.3 million, or 2%, between periods, primarily due to lower travel and in-person training costs in the current COVID-19 environment, as well as other cost saving initiatives by management. Depreciation and amortization expense increased $16.5 million, or 7%, between periods due to a $634 million, or 8%, increase in average gas plant in service, offset by a modest decrease in regulatory amortization. Taxes other than income taxes increased $5.3 million between periods primarily due to higher Arizona property taxes.
-more-

Other income increased $31.5 million between comparative twelve-month periods, reflective of the $27.4 million increase in COLI policy cash surrender values and recognized death benefits, while the prior-year period reflected a $5.7 million decline. Net interest deductions increased $1.3 million between periods due to interest associated with the issuance of $450 million of Senior Notes in June 2020, offset by amortization of an interest-related regulatory balance in Arizona and a reduction in interest rates on variable-rate debt.
Income tax expense in both periods reflects that COLI results are recognized without tax consequences, and the impacts of amortization of EADIT balances.
Utility Infrastructure Services Segment Results
First Quarter
Utility infrastructure revenues increased $30.5 million in the first quarter of 2021 when compared to the prior-year quarter, primarily due to incremental electric infrastructure revenues of $21.6 million from expansion of work with existing customers and securing work with new customers. Included in this improvement were revenues of $9 million from emergency restoration services performed by Linetec following tornados and ice storms, primarily in Texas. The remaining increase in revenue was attributable to favorable weather in several areas and customer scheduling, which allowed bid projects to be completed during an otherwise seasonally slow period.
Utility infrastructure services expenses increased $16.3 million between quarters, in support of completing the additional electric and gas infrastructure work. Operating efficiencies improved due to favorable weather conditions and reduced COVID-19 restrictions from the prior year. Additionally, changes in mix of work resulted in lower subcontractor expenses as a percentage of revenues, contributing to increased operating income. Storm restoration work typically generates a higher profit margin than other core infrastructure services, due to improved operating efficiencies related to equipment utilization and absorption of fixed costs. Included in total Utility infrastructure services expenses were general and administrative costs, which increased $3.3 million in the current quarter when compared to the corresponding quarter in 2020, associated primarily with growth of the business. Gains on sale of equipment in the first quarter of 2021 (reflected as an offset to Utility infrastructure services expenses) were $1.5 million.
Depreciation and amortization increased $1.8 million between quarters, attributable to additional equipment purchased to support the growing business, primarily at Linetec.
Net interest deductions decreased $1.3 million between periods due to lower incremental interest rates associated with decreased outstanding borrowings under Centuri’s secured revolving credit and term loan facility.
Twelve Months to Date
Utility infrastructure revenues increased $207.2 million, or 12%, in the current twelve-month period when compared to the prior-year period, primarily due to incremental electric infrastructure revenues of $165.7 million from expansion of work with existing customers and securing work with new customers. Included in the incremental electric infrastructure revenues was $90.5 million from emergency restoration
-more-

services performed by Linetec following hurricane, tornado, and other storm damage to customers’ above-ground utility infrastructure in and around the Gulf Coast and eastern regions of the U.S., as compared to $13.2 million during the same period in 2020. The remaining increase in revenue was attributable to continued growth with existing gas infrastructure customers under master service and bid agreements.
Utility infrastructure services expenses increased $153.7 million between periods, primarily due to incremental expenses related to electric infrastructure work of $91.4 million, including costs associated with storm restoration work, as well as costs to complete additional gas and electric infrastructure work. These costs were mitigated by increased productivity and efficiencies in completing electrical infrastructure projects and by lower fuel costs as a percentage of revenues. Included in total Utility infrastructure services expenses were general and administrative costs, which increased $26.1 million in the twelve-month period ended March 2021 when compared to the corresponding period in the prior year, due to higher payroll and operating costs associated with continued growth of the business and higher profit-based incentive compensation costs. Offsetting these increases were lower insurance costs from favorable claims experience under Centuri’s self-insurance programs. Gains on sale of equipment (reflected as an offset to Utility infrastructure services expenses) were $3.3 million and $5.3 million for the twelve-month periods of 2021 and 2020, respectively.
Depreciation and amortization expense increased $7.9 million between periods primarily due to incremental costs of $6.3 million to support the electric infrastructure work being performed, and to additional property and equipment purchased to support the growing business overall.
Net interest deductions decreased $5.7 million between periods primarily due to lower rates and lower outstanding debt balances. Income allocable to noncontrolling interests increased $5.2 million associated with Linetec profitability.

-more-

Outlook for 2021
Based on results to date, management has updated its estimated 2021 diluted earnings per share to be between $4.00 and $4.20 (previously $3.95 to $4.20). Other highlights of 2021 expectations (including updates) are as follows:
Natural Gas Operations Segment:
•Operating margin for 2021 is anticipated to benefit from customer growth (1.7%), rate relief in all three states in which we operate, expansion projects, and infrastructure tracker mechanisms. Combined, these items are expected to produce an increase in operating margin of 6% to 8%.
•Total pension costs are expected to be relatively flat compared to 2020, but will be reflected as an increase in operations and maintenance cost of about $6 million, with a comparable decrease to other expense (associated with non-service-related pension costs).
•Operating income is expected to increase 3% to 5%.
•COLI earnings of $3 million to $5 million are included for full-year 2021.
•Capital expenditures in 2021 are estimated at approximately $700 million, in support of customer growth, system improvements, and pipe replacement programs.
Utility Infrastructure Services Segment:
•Centuri’s revenues for 2021 are expected to be 1% to 4% greater than the record 2020 amount (which included $82 million of emergency storm restoration services).
•Operating income is expected to be approximately 5.3% to 5.8% of revenues.
•Interest expense is expected to be $7 million to $8 million (previously $8 million to $9 million).
•Net income expectations reflect earnings attributable to Southwest Gas Holdings, net of earnings attributable to noncontrolling interests (estimated between $5 million and $6 million). Changes in Canadian exchange rates could influence results.
Southwest Gas Holdings has two business segments:
Southwest Gas Corporation provides safe and reliable natural gas service to over 2 million customers in Arizona, Nevada, and California.
Centuri Group, Inc. is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers. Centuri derives revenues primarily from installation, replacement, repair, and maintenance of energy distribution systems.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2021. In addition, the statements under the heading “Outlook for 2021” that are not historic, constitute forward-looking statements. A number of important
-more-

factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, pension costs, COLI results, and capital expenditures of the natural gas segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues, operating income as a percentage of revenues, interest expense, and noncontrolling interest amounts will transpire. Because of these and other factors, the Company can provide no assurances that estimates of 2021 earnings per share will be realized. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors” in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Non-GAAP Measures. Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest’s profitability. Therefore, management routinely uses operating margin, defined as operating revenues less the net cost of gas sold, in its analysis of Southwest’s financial performance. Operating margin also forms a basis for Southwest’s various regulatory decoupling mechanisms. Operating margin is not, however, specifically defined in accounting principles generally accepted in the United States (“U.S. GAAP”) and is considered a non-GAAP measure. Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment. (Refer to the Southwest Gas Holdings, Inc. Consolidated Earnings Digest for a reconciliation of revenues to operating margin.)
-more-

SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED MARCH 31,	2021	2020
Consolidated Operating Revenues	$885,907	$836,320

Net Income applicable to Southwest Gas Holdings	$117,293	$72,542

Weighted Average Common Shares	57,600	55,310

Basic Earnings Per Share	$2.04	$1.31

Diluted Earnings Per Share	$2.03	$1.31

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$521,932	$502,827
Less: Net Cost of Gas Sold	156,021	160,821
Operating Margin	$365,911	$342,006

TWELVE MONTHS ENDED MARCH 31,	2021	2020
Consolidated Operating Revenues	$3,348,460	$3,122,698

Net Income applicable to Southwest Gas Holdings	$277,075	$191,669

Weighted Average Common Shares	56,564	54,726

Basic Earnings Per Share	$4.90	$3.50

Diluted Earnings Per Share	$4.89	$3.50

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$1,369,690	$1,351,089
Less: Net Cost of Gas Sold	338,037	353,381
Operating Margin	$1,031,653	$997,708

###
For shareholders information, contact:	For media information, contact:
Ken Kenny	Sean Corbett
(702) 876-7237	(702) 876-7219
ken.kenny@swgas.com	sean.corbett@swgas.com

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2021	2020	2021	2020
Results of Consolidated Operations
Contribution to net income - gas operations	$118,715	$83,599	$194,234	$143,381
Contribution to net income - utility infrastructure services	(859)	(10,204)	84,207	50,231
Corporate and administrative	(563)	(853)	(1,366)	(1,943)
Net income	$117,293	$72,542	$277,075	$191,669

Basic earnings per share	$2.04	$1.31	$4.90	$3.50
Diluted earnings per share	$2.03	$1.31	$4.89	$3.50

Weighted average common shares	57,600	55,310	56,564	54,726
Weighted average diluted shares	57,679	55,363	56,649	54,792

Results of Natural Gas Operations
Gas operating revenues	$521,932	$502,827	$1,369,690	$1,351,089
Net cost of gas sold	156,021	160,821	338,037	353,381
Operating margin	365,911	342,006	1,031,653	997,708
Operations and maintenance expense	106,135	103,088	409,429	419,720
Depreciation and amortization	68,698	64,725	239,268	222,733
Taxes other than income taxes	20,687	16,378	67,769	62,500
Operating income	170,391	157,815	315,187	292,755
Other income (deductions)	550	(20,536)	14,496	(16,965)
Net interest deductions	22,166	25,058	98,256	96,985
Income before income taxes	148,775	112,221	231,427	178,805
Income tax expense	30,060	28,622	37,193	35,424
Contribution to net income - gas operations	$118,715	$83,599	$194,234	$143,381

FINANCIAL STATISTICS
Market value to book value per share at quarter end		144%
Twelve months to date return on equity	-- total company	10.5%
	-- gas segment	8.8%
Common stock dividend yield at quarter end		3.5%
Customer to employee ratio at quarter end (gas segment)		951 to 1

GAS OPERATIONS SEGMENT
	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Rate Jurisdiction
Arizona	$1,930,612	7.03%	9.10%
Southern Nevada	1,325,236	6.52	9.25
Northern Nevada	154,966	6.75	9.25
Southern California (1)	285,691	7.11	10.00
Northern California (1)	92,983	7.44	10.00
South Lake Tahoe (1)	56,818	7.44	10.00
Paiute Pipeline Company (2)	135,460	8.30	11.80
(1) Rates approved in March 2021.
(2) Estimated amounts based on 2019/2020 rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	Three Months Ended March 31,		Twelve Months Ended March 31,
(In dekatherms)	2021	2020	2021	2020
Residential	38,889,620	38,304,175	80,653,418	78,474,633
Small commercial	11,845,171	12,370,599	28,790,924	32,654,913
Large commercial	2,636,978	2,763,734	8,997,446	9,890,170
Industrial / Other	1,241,284	1,457,327	5,099,314	4,563,379
Transportation	22,168,757	23,864,896	96,631,469	96,315,718
Total system throughput	76,781,810	78,760,731	220,172,571	221,898,813

HEATING DEGREE DAY COMPARISON
Actual	1,023	1,026	1,763	1,768
Ten-year average	975	985	1,665	1,686
Heating degree days for prior periods have been recalculated using the current period customer mix.